Exhibit 5

May 23, 2014

Magnetek, Inc.
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin 53051

Ladies and Gentlemen:

I am providing this opinion in my capacity as Vice President, General Counsel and Corporate Secretary of Magnetek, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 190,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), which may be issued pursuant to the Company’s 2014 Stock Incentive Plan (the “Plan”), as described in the Company’s Prospectus (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission on or about May 23, 2014.
I have examined: (a) the Registration Statement, (b) the Prospectus, (c) the Plan, (d) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, (e) certain resolutions of the Company’s Board of Directors, and (f) such other proceedings, documents and records as I have deemed necessary to enable us to render this opinion.
Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act, or that I come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Scott S. Cramer

Scott S. Cramer
Vice President, General Counsel and Corporate Secretary